EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
York, PA 17401
Contact:	Jeffrey S. Osman, President and CEO
or	Kathleen M. Miller, Chief Financial Officer

Phone:	717-845-3601	FOR IMMEDIATE RELEASE

YORK WATER COMPANY ANNOUNCES THREE MONTH EARNINGS

York, Pennsylvania, May 8, 2006: The York Water Company's (NASDAQ:YORW) President, Jeffrey S. Osman, announced today the Company's financial results for the first quarter of 2006.

President Osman reported that operating revenues of $6,614,000 increased 6.1% over the first quarter of 2005 due to growth in the customer base of approximately 2,500.

First quarter earnings of $1,259,000 increased 2.4% compared to first quarter 2005. The increase in net income is attributed to the increase in revenues.

During the first quarter of 2006, the Company incurred $3.5 million on construction projects. Approximately 45% of the construction expenditures were for an automated meter reading system and an enterprise software system. The remainder was for routine distribution system expansion and improvements.

	Three Months Ended March 31 In 000's (except per share)
	2006	2005
Water Operating Revenues	$6,614	$6,234
Net Income from Water Operations	$1,259	$1,230
Average Number of Common Shares Outstanding	6,935	6,889
Basic Earnings per Common Share	$ 0.18	$ 0.18
Dividends Paid Per Common Share	$0.168	$0.156

###